Exhibit 99.1

News Release

Enbridge Energy Partners Declares Distribution and Reports Earnings for Second Quarter 2013

HOUSTON, TX—July 29, 2013 - Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.5435 per unit payable August 14, 2013 to unitholders of record on August 7, 2013.

The Partnership’s key financial results for the second quarter of 2013, compared to the same period in 2012, were as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(unaudited, dollars in millions except per unit amounts)	2013	2012	2013	2012
Net income (1)	$89.9	$124.6	$6.6	$223.6
Net income (loss) per unit	0.18	0.33	(0.18)	0.58

Adjusted EBITDA (2)	284.6	281.6	565.5	573.1
Adjusted net income (1)	74.7	96.8	170.4	206.0
Adjusted net income per unit	0.13	0.23	0.34	0.52

(1)	Net income and adjusted net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.
(2)	Includes non-controlling interest.

Adjusted net income for the three and six month periods ended June 30, 2013, as reported above, eliminates the impact of: (a) additional environmental costs, net of insurance recoveries, associated with the Line 6B incident; and (b) non-cash, mark-to-market net gains and losses; among other adjustments. Refer to the Non-GAAP Reconciliations section below for additional details.

Adjusted net income of $74.7 million for the second quarter of 2013 was $22.1 million lower than the same period from the prior year primarily due to the impact of lower natural gas liquids (“NGL”) prices in our natural gas business and the inclusion of the deferred distribution from the recently issued $1.2 billion of preferred units as a decrease in net income available to the general and limited partners.

“Lower than forecasted deliveries on our liquids pipelines systems due to significant unplanned downstream refinery maintenance, in addition to weak NGL prices and associated Midcontinent ethane rejection impacted our performance in the second quarter. Our results are not reflective of our expectations and we expect our performance to strengthen during the second half of the year. Deliveries on our liquids pipelines systems are expected to increase as we begin realizing the benefits of major capital projects which enter service and begin delivering earnings and cash flows,” said Mark Maki, president of the Partnership.

“The management team is very focused on delivering our investment proposition elements: stability, growth, income and low risk business model. The long-term outlook for the Partnership remains strong as our multi-billion organic growth program will deliver long-term, low risk growth to our unitholders. Project construction is proceeding on schedule and we expect our distribution coverage to improve as projects enter service and the Partnership’s distributable cash flow growth accelerates. During the quarter, we made solid strides executing on our financing initiatives. Collectively, the preferred unit private placement, exercising the option to put a portion of our Lakehead expansion projects and associated funding to our parent, in addition to the accounts receivable securitization bolsters our financing flexibility to smooth our funding activities over a longer period of time. These actions demonstrate the strong support by our sponsor, Enbridge Inc., which is a key distinguishing element of our investment proposition,” added Maki.

COMPARATIVE EARNINGS STATEMENT

	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2013	2012	2013	2012
Operating revenue	$1,672.7	$1,551.1	$3,365.7	$3,370.6
Operating expenses:
Cost of natural gas	1,115.5	975.2	2,306.9	2,272.1
Environmental costs, net of recoveries	5.2	22.7	183.7	25.9
Operating and administrative	218.0	206.2	412.9	403.1
Power	29.2	37.4	62.8	78.6
Depreciation and amortization	95.8	86.1	188.0	169.7

Operating income	209.0	223.5	211.4	421.2
Interest expense	79.5	81.8	155.9	165.4
Other income (expense)	0.3	(0.3)	0.6	(0.3)
Allowance for equity used during construction	8.1	—	15.9	—

Income before income tax expense	137.9	141.4	72.0	255.5
Income tax expense	14.2	1.7	16.0	3.8

Net income	123.7	139.7	56.0	251.7
Less: Net income attributable to noncontrolling interest	18.4	15.1	34.0	28.1
Series 1 preferred unit distributions	13.1	—	13.1	—
Accretion of discount on Series 1 preferred units	2.3	—	2.3	—

Net income attributable to general and limited partner ownership interests in Enbridge Energy Partners, L.P.	$89.9	$124.6	$6.6	$223.6
Less: Allocations to general partner	33.2	30.9	62.8	58.2

Net income (loss) allocable to limited partners	$56.7	$93.7	$(56.2)	$165.4
Weighted average limited partner units (basic)	314.8	285.4	311.0	285.1

Net income (loss) per limited partner unit (basic)	$0.18	$0.33	$(0.18)	$0.58

Weighted average limited partner units outstanding (diluted)	314.8	285.4	311.0	285.1

Net income (loss) per limited partner unit (diluted)	$0.18	$0.33	$(0.18)	$0.58

COMPARISON OF QUARTERLY RESULTS

Following are explanations for significant changes in the Partnership’s financial results, comparing the three month period ended June 30, 2013 with the same period of 2012. The comparison refers to adjusted operating income, which excludes the effect of non-cash and nonrecurring items (see Non-GAAP Reconciliations section below).

Adjusted Operating Income	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2013	2012	2013	2012
Liquids	$167.9	$155.5	$322.2	$314.5
Natural Gas	15.7	43.3	42.1	95.8
Marketing	—	(2.5)	0.4	(5.7)
Corporate	(3.2)	(0.5)	(3.6)	(0.9)

Adjusted operating income	$180.4	$195.8	$361.1	$403.7

Liquids –Second quarter adjusted operating income for the Liquids segment increased $12.4 million to $167.9 million from $155.5 million for the comparable period in 2012. Higher revenues from an increase in indexed transportation rates, in addition to higher tariff recoveries for integrity initiatives were partially offset by lower deliveries and remediation costs associated with a terminal leak at our Cushing storage facilities. Collectively, unplanned downstream refinery maintenance and outages on connecting pipelines impacted deliveries on our Lakehead and Midcontinent systems. In addition, competition from rail transportation as an alternative method of shipping crude oil to market due to transportation and market access constraints reduced deliveries on our North Dakota system.

Liquids Systems Volumes	Three months ended June 30,		Six months ended June 30,
(thousand barrels per day)	2013	2012	2013	2012
Lakehead	1,683	1,811	1,759	1,835
Mid-Continent	170	235	196	234
North Dakota	151	219	139	222

Total	2,004	2,265	2,094	2,291

Natural Gas – Second quarter adjusted operating income for the Natural Gas segment was $27.6 million lower than the same period of 2012. The decrease in adjusted operating income was primarily due to lower NGL prices, in addition to ethane rejection being experienced predominantly at our plants situated in the Midcontinent.

Natural Gas Throughput	Three months ended June 30,		Six months ended June 30,
(MMBtu per day)	2013	2012	2013	2012
East Texas	1,211,000	1,291,000	1,231,000	1,305,000
Anadarko	972,000	1,062,000	968,000	1,002,000
North Texas	344,000	332,000	338,000	323,000

Total	2,527,000	2,685,000	2,537,000	2,630,000

Marketing – Second quarter adjusted operating income for the Marketing segment was $2.5 million higher than the same period of 2012. Improved adjusted operating income resulted from the expiration of certain firm natural gas transportation demand fees on third party pipelines. Additionally, the improvement of natural gas prices led to additional opportunities to benefit from favorable price differentials between market centers.

Partnership Financing – In May 2013, Enbridge Partners issued 48,000,000 of its Series 1 Preferred Units to its General Partner in a private placement. The Series 1 Preferred Units represent limited partner interests in the Partnership, are convertible into the Partnership’s Class A common units and have a preferential 7.5 percent distribution right. The Partnership sold the Series 1 Preferred for aggregate proceeds of approximately $1.2 billion, which were used to repay commercial paper, to finance a portion of the Partnership’s capital expansion program relating to its core liquids and natural gas systems and for general partnership purposes.

During the second quarter the Partnership attributed approximately $13.1 million of earnings to the preferred unitholders. This amount is deducted from net income to arrive at the amount of net income attributable to the general and limited partners. Preferred distributions are accrued at an annual rate of 7.5 percent even though the payment of the distribution will be deferred until August 2015.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.5435 per share payable on August 14, 2013 to shareholders of record on August 7, 2013. The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the 10 trading days prior to the ex-dividend date on August 5, 2013.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its financial results for the quarter ended June 30, 2013 in a live Internet presentation, commencing at 10:00 a.m. Eastern Time on July 30, 2013. Interested parties may watch the live webcast at the link provided below. A replay will be available shortly afterward. Presentation slides and condensed unaudited financial statements will also be available at the link below.

EEP Q2 2013 Earnings Conference Call:

www.enbridgepartners.com/Investor-Relations/EEP/Events-and-Presentations/

Alternative Webcast link:

http://www.media-server.com/m/p/czqungb8

The audio portion of the presentation will be accessible by telephone at (866) 515-2908 (Passcode: 98315593) and can be replayed until October 30, 2013 by calling (888) 286-8010 (Passcode: 35433858). An audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

Adjusted net income and adjusted operating income for the principal business segments are provided to illustrate trends in income excluding derivative fair value losses and gains and other nonrecurring items that affect earnings. The derivative non-cash losses and gains result from marking to market certain financial derivatives used by the Partnership for hedging purposes that do not qualify for hedge accounting treatment in accordance with the authoritative accounting guidance as prescribed under generally accepted accounting principles in the United States.

Adjusted Earnings	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions except per unit amounts)	2013	2012	2013	2012
Net income attributable to general and limited partner ownership interest in Enbridge Energy Partners, L.P.	$89.9	$124.6	$6.6	$223.6
Line 6B incident expenses, net of recoveries	(2.0)	20.0	173.0	20.0
Noncash derivative fair value (gains) losses
-Liquids	(3.2)	(21.1)	(1.2)	(12.3)
-Natural Gas	(21.0)	(31.2)	(22.3)	(34.9)
-Marketing	(1.3)	0.6	1.5	2.4
-Corporate	(1.0)	(0.1)	(0.3)	(0.1)
Option premiums	(1.1)	(1.1)	(1.3)	(5.2)
Deferred tax law adjustment	12.1	—	12.1	—
Trucking and NGL marketing legal and audit costs	—	—	—	7.4
Noncash lower cost or market	—	5.1	—	5.1
Accretion of discount on Series 1 preferred units	2.3	—	2.3	—

Adjusted net income	74.7	96.8	170.4	206.0
Less: Allocations to general partner	32.9	30.4	66.0	57.9

Adjusted net income allocable to limited partners	41.8	66.4	104.4	148.1
Weighted average units (millions)	314.8	285.4	311.0	285.1

Adjusted net income per limited partner unit (dollars)	$0.13	$0.23	$0.34	$0.52

Liquids	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2013	2012	2013	2012
Operating income (loss)	$173.1	$156.6	$150.4	$306.8
Line 6B incident expenses, net of recoveries	(2.0)	20.0	173.0	20.0
Noncash derivative fair value gains	(3.2)	(21.1)	(1.2)	(12.3)

Adjusted operating income	$167.9	$155.5	$322.2	$314.5

Natural Gas	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2013	2012	2013	2012
Operating income	$37.8	$70.5	$65.7	$123.4
Noncash derivative fair value gains	(21.0)	(31.2)	(22.3)	(34.9)
Option premium amortization	(1.1)	(1.1)	(1.3)	(5.2)
Trucking and NGL marketing legal and audit costs	—	—	—	7.4
Noncash lower cost or market	—	5.1	—	5.1

Adjusted operating income	$15.7	$43.3	$42.1	$95.8

Marketing	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2013	2012	2013	2012
Operating income (loss)	$1.3	$(3.1)	$(1.1)	$(8.1)
Noncash derivative fair value losses	(1.3)	0.6	1.5	2.4

Adjusted operating income (loss)	$–	$(2.5)	$0.4	$(5.7)

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders. The following reconciliation of net cash provided by operating activities to adjusted EBITDA is provided because EBITDA is not a financial measure recognized under generally accepted accounting principles.

Adjusted EBITDA	Three months ended June 30,		Six months ended June 30,
(unaudited, dollars in millions)	2013	2012	2013	2012
Net cash provided by operating activities	$271.6	$99.0	$477.5	$356.5
Changes in operating assets and liabilities,net of cash acquired	(57.0)	99.4	(63.4)	47.2
Interest expense (1)	80.5	81.9	156.2	165.5
Income tax expense	14.2	1.7	16.0	3.8
Deferred tax law adjustment	(12.1)	—	(12.1)	—
Option premium amortization	(1.1)	(1.1)	(1.3)	(5.2)
Trucking and NGL marketing legal and audit costs	—	—	—	7.4
Noncash lower cost or market	—	5.1	—	5.1
Other	(11.5)	(4.4)	(7.3)	(7.2)

Adjusted EBITDA	$284.6	$281.6	$565.6	$573.1

(1)

Interest expense excludes unrealized mark-to-market net gains of $1.0 million and $0.3 million for the three and six month periods ended June 30, 2013, respectively. Excluded from interest expense for the three and six month period ended June 30, 2012 is unrealized mark-to-market net gains of $0.1 million.

About Enbridge Energy Partners, L.P.

Enbridge Energy Partners, L.P. owns and operates a diversified portfolio of crude oil and natural gas transportation systems in the United States. Its principal crude oil system is the largest transporter of growing oil production from western Canada. The system’s deliveries to refining centers and connected carriers in the United States account for approximately 15 percent of total U.S. oil imports; while deliveries to Ontario, Canada satisfy approximately 70 percent of refinery demand in that region. The Partnership’s natural gas gathering, treating, processing and transmission assets, which are principally located onshore in the active U.S. Mid-Continent and Gulf Coast areas, deliver approximately 2.5 billion cubic feet of natural gas daily. Enbridge Partners is recognized by Forbes as one of the 100 Most Trustworthy Companies in America.

Enbridge Energy Management, L.L.C. manages the business and affairs of Enbridge Partners, and its sole asset is an approximate 17 percent interest in Enbridge Partners. Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, (NYSE:ENB) (TSX:ENB) is the general partner of Enbridge Partners and holds an approximate 21 percent interest in Enbridge Partners together with all of the outstanding preferred interests in Enbridge Partners.

Forward Looking Statements

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts. These statements frequently use the following words, variations thereon or comparable terminology: “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “should,” “strategy,” “will” and similar words. Although we believe that such forward looking statements are reasonable based on currently available information, such statements involve risks, uncertainties and assumptions and are not guarantees of performance. Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict. Specific factors that could cause actual results to differ from those in the forward-looking statements include: (1) changes in the demand for or the supply of, forecast data for, and price trends related to crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) Enbridge Partners’ ability to successfully complete and finance expansion projects; (3) the effects of competition, in particular, by other pipeline systems; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) hazards and operating risks that may not be covered fully by insurance, including those related to Line 6B and any additional fines and penalties assessed in connection with the crude oil release on that line; (6) changes in or challenges to Enbridge Partners’ tariff rates; and (7) changes in laws or regulations to which Enbridge Partners is subject, including compliance with environmental and operational safety regulations that may increase costs of system integrity testing and maintenance.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and its subsequently filed Quarterly Reports on Form 10-Q, for additional factors that may affect results. These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and at Enbridge Partners’ web site.

FOR FURTHER INFORMATION PLEASE CONTACT

Investor Relations Contact:	Media Contact:

Sanjay Lad	Terri Larson

Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (877) 496-8142

E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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